Exhibit 99.1

Blount International Announces Senior Vice President, Global Sales & Marketing

PORTLAND, OR - March 20, 2014: Blount International, Inc. [NYSE: BLT] (“Blount” or “Company”) announced today that David P. Gillrie, previously President of Blount’s Concrete Cutting and Finishing division, has accepted the position of Senior Vice President, Global Sales & Marketing for the Forestry, Lawn, and Garden (“FLAG”) division. Mr. Gillrie joined Blount in 2012 after holding positions as a Global General Manager at Terex Corporation and Vice President for Business Development at Ingersoll Rand.

Andrew W. York, who held the position prior to Mr. Gillrie, resigned to pursue an opportunity in the firearms industry. Mr. York joined Blount in 2012 after 10 years with Leupold & Stevens, Inc.

“We appreciate the contributions Andy has made over the past two years, especially his leadership in setting the long-term strategy for FLAG, and we wish him well in his new endeavor,” stated Josh Collins, Blount’s Chairman and CEO. “Dave’s sales and marketing expertise and proven leadership skills will benefit the FLAG division as we execute our strategic plan and related initiatives in the coming years.”

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Blount is a global manufacturer and marketer of replacement parts, equipment, and accessories for consumers and professionals operating primarily in two market segments: Forestry, Lawn, and Garden (“FLAG”); and Farm, Ranch, and Agriculture (“FRAG”). Blount also sells products in the construction markets and is the market leader in manufacturing saw chain and guide bars for chain saws. Blount has a global manufacturing and distribution footprint and sells its products in more than 115 countries around the world. Blount markets its products primarily under the OREGON®, Carlton®, Woods®, TISCO, SpeeCo®, and ICS® brands. For more information about Blount, please visit our website at http://www.blount.com.

“Forward looking statements” in this release, including without limitation Blount’s “outlook,” “expectations,” “beliefs,” “plans,” “indications,” “estimates,” “anticipations,” “guidance” and their variants, as defined by the Private Securities Litigation Reform Act of 1995, are based upon available information and upon assumptions that Blount believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that Blount may achieve in the future. In particular, among other things, guidance given in this release is expressly based upon certain assumptions concerning market conditions, foreign currency exchange rates, and raw material costs, especially with respect to the price of steel, the presumed relationship between backlog and future sales trends and certain income tax matters, as well as being subject to the uncertainty of the current global economic situation. To the extent that these assumptions are not realized going forward, or other unforeseen factors arise, actual results for the periods subsequent to the date of this announcement may differ materially.